Exhibit 99.1

Watsco Achieves Record 2013 Fourth Quarter and

Full Year Operating Results

Strong Residential Replacement Sales, Market Share Gains and

Improved Margins From Operating Efficiencies Drive Performance

MIAMI, FLORIDA – (BUSINESS WIRE), February 13, 2014 – Watsco, Inc. (NYSE:WSO) today reported record revenues, net income and earnings per share for its fourth quarter and full year ended December 31, 2013.

Fourth Quarter Results

Earnings per share increased 22% to a record 50 cents compared to 41 cents in 2012 (on an adjusted basis). Operating income increased 20% to a record $40 million with a 50 basis-point improvement in operating margin. Net income increased 17% to a record $17 million.

Revenues increased 8% to a record $827 million, reflecting a 10% increase in sales of HVAC equipment (63% of sales), a 5% increase in sales of other HVAC products (32% of sales) and a 2% decrease in sales of commercial refrigeration products (5% of sales).

Gross profit increased 9% to a record $199 million with gross profit margin improving 10 basis-points. Selling, general and administrative (SG&A) expenses increased 6% to $158 million and as a percentage of sales declined 40 basis-points to a record low of 19.1%.

Albert Nahmad, Watsco’s President & CEO stated: “Watsco delivered another solid quarter of earnings growth from higher sales, improved selling margins and the continued effort of our business units to manage operating costs. We saw strength in sales of residential HVAC systems in the United States, which grew 17%, from a combination of strong unit demand and a better sales mix of higher-efficiency systems. Overall, our results represent a great finish to another excellent year.”

It is important to note that the fourth quarter of each calendar year is highly seasonal due to the nature and timing of the replacement market for air conditioning, heating and refrigeration systems, which is strongest in the second and third quarters. Accordingly, the Company’s fourth quarter financial results are disproportionately affected by this seasonality.

Full Year Results

Earnings per share increased 21% to a record $3.68 compared to $3.03 in 2012 (on an adjusted basis). Operating income increased 21% to a record $271 million with operating margins improving 70 basis-points to 7.2%. Same-store operating profit increased 19% with operating margins improving 70 basis-points. Net income increased 24% to a record $128 million.

Revenues increased 9% to a record $3.74 billion. Same-store sales increased 7% reflecting a 9% increase in HVAC equipment (63% of sales), a 3% increase in other HVAC products (32% of sales) and a 3% increase in commercial refrigeration products (5% of sales).

Gross profit increased 10% to a record $899 million with gross margin increasing 30 basis-points. Same-store gross profit increased 8% and gross margin increased 30 basis-points. SG&A expenses increased 7% to $628 million and as a percentage of sales declined 40 basis-points to a record low of 16.8%. SG&A excluding new locations increased 3% to $607 million and, as a percentage of sales, declined 60 basis-points.

Mr. Nahmad added, “2013 was another great year, which we believe highlights the stability and consistency of our company. Our team did a super job of managing the business and took advantage of opportunities in the markets to drive the business and optimize performance. Watsco’s scale, access to capital, commitment to innovation and long-standing vendor relationships are all at the disposal of our most important asset—the local branches that serve our contractor customers.”

2013 results include 35 new locations from a joint venture formed in April 2012 with Carrier Corporation in Canada, of which Watsco owns 60% and Carrier owns 40%. 2013 results also reflect a 10% greater ownership interest effective July 2, 2012 in Carrier Enterprise LLC, a U.S. joint venture formed with Carrier in 2009.

Cash Flow

Operating cash flow for the full year 2013 was $150 million (approximately $4.66 per diluted share) and was $99 million for the fourth quarter. Since 2000, Watsco’s operating cash flow was approximately $1.2 billion compared to net income of approximately $1.1 billion, surpassing the Company’s stated goal of generating cash flow greater than net income.

Mr. Nahmad added, “2013 was another strong year for cash flow, which we expect to continue in 2014. Our philosophy of sharing increased cash flow through higher dividends while maintaining a conservative financial position with continued capacity to build our network remain cornerstones of our company.”

2012 Earnings Per Share on an Adjusted-Basis vs. GAAP Basis

Results for the full year and fourth quarter of 2012 on a GAAP basis include a reduction of diluted earnings per share of 33 cents and 37 cents, respectively, relating to a $5.00 per share special dividend paid in October 2012. Diluted earnings per share on a GAAP basis were $2.70 and 4 cents for the full year and fourth quarter of 2012, respectively. Reconciliation to GAAP measures is attached.

Conference Call

Watsco is hosting a conference call at 10:00 a.m. (ET) on February 13, 2014 to discuss its fourth quarter and annual results. The conference call will be web-cast by CCBN’s StreetEvents at http://www.watsco.com. A replay of the conference call will be available on the Company’s website. For those unable to connect to the webcast, you may listen via telephone. The dial-in number for callers in the United States is (866) 652-5200 and for international callers is (412) 317-6060.

Use of Non-GAAP Financial Information

In this release, the Company discloses non-GAAP measures of same-store sales and adjusted diluted earnings per share. Information referring to “same-store basis” excludes the effects of locations acquired or locations opened or closed during the immediately preceding 12 months unless they are within close geographical proximity to existing locations. A reconciliation of adjusted diluted earnings per share to diluted earnings per share appears in the pages that follow. The Company believes that this information provides greater comparability regarding its ongoing operating performance. These measures should not be considered an alternative to measurements required by accounting principles generally accepted in the United States (GAAP).

About Watsco, Inc.

Watsco improves indoor living and working environments with air conditioning and heating solutions that provide comfort regardless of the outdoor climate. Our solutions also promote healthier indoor spaces by removing pollutants from the indoor air that can lead to asthma, allergies and reductions in productivity. Furthermore, since heating and cooling accounts for approximately half of the energy consumed in a typical United States home, we offer consumers the greatest opportunity to save money on energy by replacing existing air conditioning and heating systems with more energy efficient and environmentally friendly solutions.

There are approximately 89 million central air conditioning and heating systems installed in the United States that have been in service for more than 10 years. Older systems often operate below today’s government mandated energy efficiency and environmental standards. Watsco has an opportunity to accelerate the replacement of these systems at a scale greater than our competitors as the movement toward reducing energy consumption and its environmental impact continues. We operate from 569 locations in the United States, Canada, Mexico and Puerto Rico, with additional market coverage on an export basis to Latin America and the Caribbean. As the industry leader, significant growth potential remains given that the estimated marketplace in the Americas for HVAC/R products is $35 billion. Additional information about Watsco may be found at http://www.watsco.com.

WATSCO, INC.

Condensed Consolidated Results of Operations

(In thousands, except per share data)

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Revenues	$827,352	$765,540	$3,743,330	$3,431,712
Cost of sales	628,822	582,747	2,844,077	2,617,317

Gross profit	198,530	182,793	899,253	814,395
Gross profit margin	24.0%	23.9%	24.0%	23.7%

SG&A expenses	158,415	149,362	628,044	589,487

Operating income	40,115	33,431	271,209	224,908
Operating margin	4.9%	4.4%	7.2%	6.5%

Interest expense, net	1,179	1,242	5,830	4,665
Income before income taxes	38,936	32,189	265,379	220,243
Income taxes	11,006	8,512	77,660	62,642

Net income	27,930	23,677	187,719	157,601
Less: net income attributable to noncontrolling interest	10,609	8,917	59,996	54,267

Net income attributable to Watsco, Inc.	$17,321	$14,760	$127,723	$103,334

Diluted earnings per share:
Net income attributable to Watsco, Inc. shareholders	$17,321	$14,760	$127,723	$103,334
Less: distributed and undistributed earnings allocated to non-vested (restricted) common stock	1,239	13,339	9,053	17,656

Earnings allocated to Watsco, Inc. shareholders	$16,082	$1,421	$118,670	$85,678

Weighted-average Common and Class B common shares and equivalent shares used to calculate diluted earnings per share	32,292,276	32,181,792	32,258,068	31,744,399

Diluted earnings per share for Common and Class B common stock	$0.50	$0.04	$3.68	$2.70

Reconciliation of GAAP Financial Results to Non-GAAP Measures

(Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Diluted earnings per share (GAAP)	$0.50	$0.04	$3.68	$2.70
Effect of special dividend	—	$0.37	—	$0.33

Diluted earnings per share adjusted (Non-GAAP)	$0.50	$0.41	$3.68	$3.03

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2013	2012
Cash and cash equivalents	$19,478	$73,770
Accounts receivable, net	399,565	377,655
Inventories	583,154	546,083
Other	18,905	17,943

Total current assets	1,021,102	1,015,451

Property and equipment, net	45,418	42,842
Goodwill, intangibles, net and other	603,011	623,762

Total assets	$1,669,531	$1,682,055

Accounts payable and accrued expenses	$243,399	$282,354
Current portion of long-term obligations	107	4

Total current liabilities	243,506	282,358

Borrowings under revolving credit agreement	230,044	316,182
Deferred income taxes and other liabilities	68,589	61,475

Total liabilities	542,139	660,015

Watsco’s shareholders’ equity	840,396	748,214
Noncontrolling interest	286,996	273,826

Shareholders’ equity	1,127,392	1,022,040

Total liabilities and shareholders’ equity	$1,669,531	$1,682,055